As filed with the Securities and Exchange Commission on January 22, 2026

Registration No. 333-196017

Registration No. 333-202116

Registration No. 333-209328

Registration No. 333-215615

Registration No. 333-222684

Registration No. 333-229454

Registration No. 333-236326

Registration No. 333-253962

Registration No. 333-262942

Registration No. 333-269976

Registration No. 333-272906

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRUECAR, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3807511 (I.R.S. Employer Identification No.)

225 Santa Monica Blvd, 12th Floor Santa Monica, California 90401 (Address of Principal Executive Offices)	90401 (Zip Code)

TrueCar, Inc. 2023 Equity Incentive Plan

TrueCar, Inc. 2015 Inducement Equity Incentive Plan

TrueCar, Inc. 2014 Equity Incentive Plan

TrueCar, Inc. 2008 Stock Plan

TrueCar, Inc. 2005 Stock Plan

(Full title of the plan)

Jeffrey J. Swart

Executive Vice President, General Counsel and Secretary

TrueCar, Inc.

225 Santa Monica Blvd, 12th Floor

Santa Monica, California 90401

(Name and address of agent for service)

(800) 200-2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by TrueCar, Inc., a Delaware corporation (the “Company”), relates to (i) Registration Statement on Form S-8 (No. 333-196017), filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 16, 2014, pertaining to the registration of 26,232,988, 387,968 and 2,017,425 shares of common stock issuable under the TrueCar, Inc. 2005 Stock Plan, as amended, TrueCar, Inc. 2008 Stock Plan and TrueCar, Inc. 2014 Equity Incentive Plan, as amended (“2014 Equity Incentive Plan”), respectively; (ii) Registration Statement on Form S-8 (No. 333-202116), filed with the SEC on February 17, 2015, pertaining to the registration of 3,990,588 shares of common stock issuable under the 2014 Equity Incentive Plan; (iii) Registration Statement on Form S-8 (No. 333-209328), filed with the SEC on February 2, 2016, pertaining to the registration of 4,150,836 and 1,840,000 shares of common stock issuable under the 2014 Equity Incentive Plan and TrueCar, Inc. 2015 Inducement Equity Incentive Plan (the “Inducement Plan”), respectively; (iv) (a) Registration Statement on Form S-8 (No. 333-215615), filed with the SEC on January 19, 2017, (b) Registration Statement on Form S-8 (No. 333-222684), filed with the SEC on January 25, 2018, (c) Registration Statement on Form S-8 (No. 333-229454), filed with the SEC on January 31, 2019, (d) Registration Statement on Form S-8 (No. 333-236326), filed with the SEC on February 7, 2020, (e) Registration Statement on Form S-8 (No. 333-253962), filed with the SEC on March 5, 2021, (f) Registration Statement on Form S-8 (No. 333-262942), filed with the SEC on February 24, 2022, (g) Registration Statement on Form S-8 (No. 333-269976), filed with the SEC on February 24, 2023, pertaining to the registration of 4,307,976, 5,021,432, 5,216,875, 5,343,291, 4,984,547, 4,810,662, and 4,421,954 shares of common stock, respectfully, issuable under the 2014 Equity Incentive Plan; and (v) Registration Statement on Form S-8 (No. 333-272906), filed with the SEC on June 23, 2023 pertaining to the registration of 36,452,012 shares of common stock issuable under the TrueCar, Inc. 2023 Equity Incentive Plan (collectively, the “Registration Statements”).

Effective January 21, 2026, in accordance with the Agreement and Plan of Merger, dated October 14, 2025, by and among the Company, Fair Holdings, Inc., a Delaware corporation (“Parent”), and Rapid Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), Merger Subsidiary merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered under the Registration Statements but unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on January 22, 2026.

Date: January 22, 2026		TRUECAR, INC.

	By:	/s/ Jeff Swart
Jeff Swart
EVP, General Counsel & Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.